Exhibit 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION ANNOUNCES AMENDED AGREEMENT TO ACQUIRE ROYAL WOLF

Bison Capital Australia LP Purchases 80% of
Royal Wolf Stock to Facilitate Acquisition

GFN Board Approves New Record Date of April 20, 2007
and New Special Stockholder Meeting Date of May 29, 2007

PASADENA, CA, March 30, 2007 -- General Finance Corporation (“GFN” or “the Company”) (AMEX:GFN, GFN.U, GFN.WS) announced today that yesterday, March 29, 2007, it entered into an amended acquisition agreement relating to its proposed purchase of the outstanding capital stock of RWA Holdings Pty Limited (“RWA” or “Royal Wolf”), the holding company of Royal Wolf Trading Australia Pty Limited. The amended agreement will afford GFN more time to complete the SEC proxy statement review process and present the proposed acquisition to GFN stockholders. The acquisition remains subject to approval of the stockholders of GFN.

Pursuant to the amended acquisition agreement, Bison Capital Australia LP, a partnership among Bison Capital Equity Partners and GE Asset Management Incorporated and/or their affiliates (“Bison-GE”), purchased approximately 80% of the capital stock of Royal Wolf. These shares represent all of the stock held by Equity Partners, the majority owner of RWA, and approximately 50% of RWA shares controlled by existing and former management of Royal Wolf. The purchase consideration for the Royal Wolf shares was equivalent to the consideration of approximately AU$116.5 million, plus adjustments, called for under GFN’s original acquisition agreement relating to Royal Wolf.

Bison-GE and the existing and former management shareholders have agreed in the amended acquisition agreement to sell all of their Royal Wolf shares to GFN at a subsequent closing that will be set as soon as practicable following the special meeting of GFN stockholders. The purchase price to GFN will be equivalent to the price paid by Bison-GE, plus $1.125 million ($1.35 million should the closing occur after October 29, 2007), plus 18% per annum on such amount from March 29, 2007 to the closing.

GFN will pay the purchase price in cash, less US$6.7 million, which is to be paid in shares of capital stock of GFN Australasia representing 13.8% of the outstanding common shares of GFN Australasia. As a result, GFN will own indirectly 86.2% of Royal Wolf.

If for any reason GFN does not acquire the Royal Wolf shares, under a separate agreement Ronald Valenta, Chairman and CEO of GFN, has agreed to acquire those shares.

“The amended transaction was necessary in order to meet the original target dates with the sellers of RWA common stock set in the definitive agreement announced last September,” said Mr. Valenta. “With the support of Bison Capital Australia LP and its affiliates, who also will provide AU$20 million of mezzanine debt financing at the closing of the transaction and will remain minority shareholders, we have been able to meet the sellers’ target dates and will be able to go forward with what we regard as a highly favorable acquisition in the container leasing field, and which will facilitate our Company’s growth plans.”

Stockholder Meeting and Record Date

GFN also announced today that it has set a record date of April 20, 2007 for the special meeting of stockholders to consider the Royal Wolf acquisition. The special meeting is scheduled for 9:00 a.m. (PT) on May 29, 2007, at the offices of Troy & Gould Professional Corporation, 1801 Century Park East, 16th Floor, Los Angeles, California.

About General Finance Corporation

The Company is a special-purpose acquisition company organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more operating businesses, whose efforts are focused initially on acquiring an operating company in the specialty finance sector. The Company has entered into a definitive agreement to acquire RWA, a privately held Australian company, as its initial business combination. RWA is engaged through its subsidiary, Royal Wolf Trading Australia Pty Limited, in the sale and leasing of portable storage containers, portable container buildings and freight containers in Australia.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the proposed acquisition of Royal Wolf and special meeting of GFN stockholders to consider the proposed acquisition. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including the risk that the stockholders meeting will not be convened. GFN disclaims any obligation to update any information contained in any forward-looking statement.

Contact:
For General Finance Corporation
Steven Anreder, (212) 532-3232